Exhibit 99.1

Synergy Resources Corporation Reports First Quarter Results

Company Updates 2012 Capital Budget

PLATTEVILLE, CO, January 10, 2012: Synergy Resources Corporation (NYSE Amex: SYRG), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (the “D-J Basin”), today reported its first quarter results for the period ended November 30, 2011.  Net oil and natural gas production for the fiscal first quarter ended November 30, 2011 averaged 876 barrels of oil equivalent/day (Boe/d) compared to 328 Boe/d for the first quarter ended November 30, 2010.

First Quarter Highlights

▪	Reported record fiscal first quarter 2012 net income of $1,627,333 or $0.05 per basic share compared to a net loss of $(1,160,004), or $(0.08) per basic share for the fiscal first quarter 2011;
▪	Increased revenue to $4,478,864 for the fiscal first quarter 2012 from $1,443,595 for fiscal first quarter 2011, an increase of 210%;
▪	Reported average daily production of 876 Boe/d for the fiscal first quarter 2012, an increase of 167% over fiscal first quarter 2011;
▪	Net cash provided by operating activities was $4,587,476 and $2,703,006 for the three months ended November 30, 2011 and 2010, respectively;
▪	Increased borrowing capacity up to $15 million under the revolving credit facility;
▪	Subsequent to quarter end, received net proceeds of $37.5 million by closing on the sale of 14.6 million common shares at $2.75 per share.

Monty Jennings, Chief Financial Officer of Synergy Resources Corporation, said, “Fiscal first quarter 2012 continued our quarterly trend of increasing revenues and earnings.  For the quarter, our revenue mix was 71% oil and 29% natural gas and liquids.  The significant production growth and related revenues reflect a meaningful increase in operating contribution from the additional wells that were producing during 2011 as compared to 2010.  We were pleased with the increased contribution as measured by Adjusted EBITDA, which was 63% of revenue for the quarter.”

First Quarter 2012 Results

For the three months ended November 30, 2011, we reported net income of $1,627,333 compared with a net loss of $(1,160,004) during the three months ended November 30, 2010.  Earnings per basic and diluted share were $0.05 and $0.04, respectively, for the three months ended November 30, 2011, compared to a loss of $(0.08) per basic and diluted share for the three months ended November 30, 2010.  The comparison between the two years was primarily influenced by increased production and revenues associated with the increased number of producing wells.  As of November 30, 2011 we had 141 producing wells, a quarter-over-quarter increase of 94 wells, which consists of 64 wells added through acquisitions and 30 wells completed since November 30, 2010.  For the three months ended November 30, 2011, we reported record oil and gas revenues of $4,478,864 compared with $1,443,595 during the three months ended November 30, 2010, as a result of increases in production and commodity prices.  Although costs have increased, they have not increased as rapidly as revenues.  These changes resulted in our operating income increasing from $10,838 in fiscal first quarter 2011 to $1,619,152 in fiscal first quarter 2012, an increase of $1,608,314.  The following table presents certain per unit metrics that compare results between the two quarters:

Per Unit Analysis	Three months ended November 30,
	2011	2010	% Change
Sales volumes - oil (Bbls)	38,277	15,939	140.1%
Sales volumes - gas (Mcf)	248,486	83,306	198.3%
Sales Volumes - BOE	79,691	29,823	167.2%
BOE/day	876	328	167.2%

Average sales price - oil ($'s/Bbls)	83.03	72.39	14.7%
Average sales price - gas ($'s/Mcf)	5.23	3.48	50.3%
Average sales price - ($'s/BOE)	56.20	48.40	16.1%

Lease operating expense ($'s/BOE)	3.78	2.08	81.7%
Production taxes ($'s/BOE)	5.08	4.72	7.6%
DD&A expense ($'s/BOE)	14.76	19.05	-22.5%
G&A expense ($'s/BOE)	11.79	21.63	-45.5%

Adjusted EBITDA, a non-GAAP measure, was $2.8 million for the first quarter 2012, compared to $0.6 million during the comparable for 2011, an increase of 375%.  As a percent of revenue, Adjusted EBITDA for the first fiscal quarter of 2012 was 63%.  A reconciliation of Adjusted EBITDA to net income can be found with the financial tables included in this earning release.

2012 Capital Expenditure Budget

We adjusted our capital expenditure budget to reflect the proceeds received from the December sale of common stock.  Approximately two-thirds of our estimated spending is targeted at our drilling program and approximately one-third is allocated toward our acquisition program.  We currently estimate 2012 capital expenditures of $41 million for the drilling program.  As an operator, we project spending of approximately $30 million to drill 46 wells in which we will hold a significant net revenue interest.  An additional $8 million has been allocated as our portion of the cost of vertical and horizontal wells in which we will participate as a non-operator.  We also plan recompletion costs approximating $3 million on 20 wells that indicate good potential for additional hydraulic stimulation.  Under the updated plans for acquisition of undeveloped acreage and proved properties, our activities are expected to require funds of up to $21 million.

Financial Statements and Footnotes

Condensed financial statements and explanatory tables are included in this earnings release.  Additional financial information, including footnotes that are considered an integral part of the financial statements, can be found in Synergy’s EDGAR filing on Form 10-Q for the period ended November 30, 2011.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company.  Synergy’s core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska.  The Wattenberg field in the D-J Basin ranks as the 7th largest field in the U.S. in terms of proved gas reserves and 9th in production. Synergy’s corporate offices are located in Platteville, Colorado.  More company news and information is available at www.SYRGinfo.com.

This press release may contain forward-looking statements.  The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information.  Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information.

Contact:
Synergy Resources Corporation
970-737-1073
investorrelations@syrginfo.com

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS

	November 30,	August 31,
	2011	2011

ASSETS
Cash and cash equivalents	$7,198,914	$9,490,506
Other current assets	4,535,244	5,140,452
Total current assets	11,734,158	14,630,958
Oil and gas properties and other equipment	56,123,904	48,898,064
Other assets	228,963	168,863
Total assets	$68,087,025	$63,697,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$11,149,621	$13,946,413
Revolving credit facility	5,392,110
Asset retirement obligations	712,682	643,459
Total liabilities	17,254,413	14,589,872
Shareholders' equity:
Common stock and paid-in capital	84,144,860	84,047,594
Accumulated deficit	(33,312,248)	(34,939,581)
Total shareholders' equity	50,832,612	49,108,013
Total liabilities and shareholders' equity	$68,087,025	$63,697,885

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
For the three months ended November 30, 2011 and 2010

	2011	2010

Oil and gas revenues	$4,478,864	$1,443,595
Expenses:
Lease operating expenses	706,320	202,675
Depreciation, depletion, and amortization	1,213,842	584,981
General and administrative	939,550	645,101
Total expenses	2,859,712	1,432,757
Operating income	1,619,152	10,838
Other income (expense):
Change in fair value of derivative conversion liability	-	(389,263)
Interest and related items, net	8,181	(781,579)
Total other income (expense)	8,181	(1,170,842)
Net income (loss)	$1,627,333	$(1,160,004)
Net income (loss) per common share:
Basic	$0.05	$(0.08)
Diluted	$0.04	$(0.08)
Weighted average shares outstanding:
Basic	36,098,212	13,715,651
Diluted	37,845,212	13,715,651

SYNERGY RESOURCES CORPORATION
 CONDENSED STATEMENTS OF CASH FLOWS
For the three months ended November 30, 2011 and 2010

	2011	2010

Cash flows from operating activities:
Net income (loss)	$1,627,333	$(1,160,004)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation, depletion, and amortization	1,213,842	584,981
Other, non-cash items	97,266	1,215,794
Changes in operating assets and liabilities:
Current assets	669,494	626,550
Current liabilities	979,541	1,435,685
Total adjustments	2,960,143	3,863,010
Net cash provided by operating activities	4,587,476	2,703,006
Cash flows from investing activities:
Acquisition of property and equipment	(7,071,178)	(4,723,613)
Net cash used in investing activities	(7,071,178)	(4,723,613)
Cash flows from financing activities:
Proceeds from credit facility	5,392,110	-
Payment of related party notes payable	(5,200,000)	-
Net cash provided by financing activities	192,110	-
Net decrease in cash and equivalents	(2,291,592)	(2,020,607)
Cash and equivalents at beginning of period	9,490,506	6,748,637
Cash and equivalents at end of period	$7,198,914	$4,728,030

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
for the three months ended November 30, 2011 and 2010

	2011	2010
Net income (loss)	$1,627,333	$(1,160,004)
Add back:
Depreciation, depletion, and amortization	1,213,842	584,981
Change in fair value of derivative conversion liability	-	389,263
Interest and related items, net	(8,181)	781,579
Adjusted EBITDA	$2,832,994	$595,819